Exhibit 99.1

CONTACTS:

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303-566-1000	303-566-1354

TIME WARNER TELECOM TO OFFER $200 MILLION

OF SENIOR NOTES

LITTLETON, Colo. — February 3, 2005 - Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced that it intends to offer, subject to market and other conditions, $200 million in aggregate principal amount of 9 ¼% Senior Notes due 2014.

The notes will be issued by the company’s wholly owned subsidiary, Time Warner Telecom Holdings Inc. (“Holdings”), to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non U.S. persons under Regulation S of the Securities Act. The notes will be guaranteed on a senior unsecured basis, by Time Warner Telecom Inc. and certain of its subsidiaries.

The net proceeds from the placement of the notes will be used for capital expenditures. Following the closing of the offering, Time Warner Telecom Inc. intends to call for redemption of $200 million in principal amount of its 9 3/4% Senior Notes due 2008. The company intends to use cash on hand to complete the redemption.

The securities will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States or to a U.S. person except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Time Warner Telecom

Time Warner Telecom Inc., headquartered in Littleton, Colo., is a leading provider of managed network solutions to a wide array of businesses and organizations in 44 U.S. metropolitan areas that require telecommunications intensive services. One of the country’s premier competitive telecom carriers, Time Warner Telecom integrates data, dedicated Internet access, and local and long distance voice services for long distance carriers, wireless communications companies, incumbent local exchange carriers, and such enterprise organizations as healthcare, finance, higher education, manufacturing, hospitality, state and local government, and military. Please visit www.twtelecom.com for more information.